Exhibit 99.1
STONE ENERGY CORPORATION
Provides Production and Hurricane Update and Revisions to Reserves
LAFAYETTE, LA. October 6, 2005
     Stone Energy Corporation (NYSE: SGY) today provided an update to its production guidance that has been impacted by Hurricanes Katrina and Rita and an update on estimated proved reserves.
Production Guidance
     Stone’s previous production guidance for both the third quarter and full year 2005 was 260-280 million cubic feet equivalent (MMcfe) per day. After adjusting for the effects of the hurricanes, Stone’s third quarter production estimate is 212 MMcfe per day, and guidance for the full year is 230-245 MMcfe per day. This would suggest fourth quarter guidance of 180-220 MMcfe per day. Stone is currently producing at 95 MMcfe per day and expects to increase volumes throughout the fourth quarter as platform repairs and third party pipeline and processing plant repairs are completed. Depending on the timing of these repairs, the exit rate for the year is expected to exceed 250 MMcfe per day.
Effects of Hurricanes
     In addition to the three platforms previously disclosed as lost in Hurricane Rita, Stone also identified five lesser structures or caissons that were lost during the hurricane. The total volumes impacted by all of the lost operated structures total approximately 24 MMcfe per day, and there was an additional 10 MMcfe per day lost from non-operated structures. Stone is evaluating options to recover this production, including subsea connections to existing pipelines, redrilling from existing platforms, and rerouting production onto alternate existing platforms, and expects to ultimately bring back 25-30 MMcfe per day of this lost volume.
Estimated Proved Reserves
     During the third quarter, Stone conducted an internal reserve review for all of its fields, including using a third party outside engineering firm to review and re-map several of its largest Gulf of Mexico fields. Based on this review, Stone estimates that its proved reserves at September 30, 2005 were approximately 670 billion cubic feet equivalent (Bcfe). A full reserve report by third party engineering firms will be performed at year end.

     The following is a reconciliation of Stone’s December 31, 2004 estimated proved reserves with its current estimated proved reserves:

Proved reserves as of December 31, 2004	825	Bcfe
Hurricane losses	(10)
Revisions of previous estimates	(161)
Extensions, discoveries and other additions	70
Purchase of producing properties	15
Production	(69)

Estimate of proved reserves as of September 30, 2005	670	Bcfe

     The revisions are not expected to have a material impact on Stone’s near term production volumes. Approximately 53 Bcfe and 20 Bcfe of the downward revisions were attributable to Stone’s Ewing Bank 305 and South Pelto 23 fields, respectively. Stone is evaluating the impact of these revisions and expects that its results of operations will include an increase in the depletion rate for the third and fourth quarters of 2005, as well as for future periods. The timing and amount of such increase has not yet been determined. No determination has been made as to the impact, if any, on prior periods. Stone’s Audit Committee of its Board of Directors has engaged outside consultants to review these matters.
Drilling Programs
     Stone experienced only minor interruptions in its drilling program due to Hurricane Rita. However, the rig which was drilling at Green Canyon Block 765 (West Covington deep water prospect, 50% working interest) experienced some damage from the hurricane but is expected to be back on the well by mid-November. Drilling on West Covington is expected to continue into early 2006. Drilling at the Elizabeth deep shelf prospect (50% working interest) on South Marsh Island Block 230 has commenced again, with total depth now expected to be reached early in 2006. Stone, as non-operator, also has a rig drilling its deep shelf Doubloon prospect (Grand Island Block 106, 50% working interest) and expects to spud two more deep shelf prospects (Patricia and Omega) before year end. Starting in the fourth quarter, Stone has two jack-up rigs contracted under a six-month drilling program.
     In the Rockies, Stone expects to drill exploration wells at Howard Ranch and Monument Butte in the fourth quarter, as well as a third well on its Dugout Creek project. Stone has one rig drilling at Pinedale and projects drilling one additional well before year end. With three contracted rigs in the Williston Basin, Stone expects to drill 7-8 wells this quarter.
     Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploration, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (GOM), deep shelf of the GOM, deep water of the GOM, Rocky Mountain basins and the Williston Basin. For additional information, please contact Kenneth H. Beer, Senior Vice President and Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.

     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.